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FOR IMMEDIATE RELEASE


Allegheny Energy Supply To Acquire Interest In
         Conemaugh Generating Station For $76.25 Million

     Greensburg, Pa., May 19, 2000 - Allegheny Energy, Inc. (NYSE: AYE) today announced that its unregulated generation company, Allegheny Energy Supply Company, LLC, and PPL Global, Inc., a subsidiary of PPL Corp., have signed a definitive agreement to purchase Potomac Electric Power Co. (Pepco)'s interest in the Conemaugh generating station near Johnstown, Pa., located within the Pennsylvania-New Jersey-Maryland (PJM) market. Pepco's interest represents 9.72 percent ownership of the 1,711-megawatt (MW) plant or 166 MW.

      The purchase price is $152.5 million, which Allegheny
Energy Supply and PPL Global will split. The acquisition will be accounted for as a purchase and be accretive to Allegheny
Energy's earnings in the first full year. The purchase will be financed through debt.

     After the close of the transaction, Allegheny Energy will have total generating capacity of nearly 10,000 MW. More than 4,100 MW of that capacity is currently owned by Allegheny Energy Supply. This purchase will give Allegheny Energy Supply its first generating asset within PJM.

     "The purchase of Conemaugh is more than just an asset acquisition for Allegheny Energy Supply," said Peter J. Skrgic, President, Allegheny Energy Supply. "It provides us with an entrance into the PJM market with a well-run, low-cost production facility, and it is yet another step towards achieving our goal of becoming a national energy supplier. Additionally, we are pleased to partner with a quality organization like PPL in this acquisition."

     The completion of the transaction is subject to customary conditions and approvals of various regulatory commissions, including the Federal Energy Regulatory Commission, the Federal Trade Commission/Department of Justice, and the Securities and Exchange Commission. The companies anticipate that regulatory approvals can be completed by the end of 2000.

     Allegheny Energy Supply has made substantial progress towards its goal of moving from its current status as a regional provider to a national energy supplier. In 1999, Allegheny Energy Supply added 88 MW of generating capacity in Springdale, Pa., and recently announced construction of another 540 MW there. Additionally, Allegheny Energy Supply is installing 220 MW of natural-gas fired combustion turbine generation at various sites throughout Pennsylvania.

     Allegheny Energy Supply, an Allegheny Energy company, operates and markets competitive retail and wholesale electric generation in Pennsylvania and throughout competitive markets in the eastern United States and operates regulated generation for its affiliates. For more information about Allegheny Energy Supply, visit our website at www.alleghenyenergysupply.com.


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